EXHIBIT 5.1

Lehman & Eilen LLP

20283 State Road 7, Suite 300

Boca Raton, FL 33498

Telephone (561) 237-0804

Facsimile (561) 237-0803

January 18, 2008

The Board of Directors

Pipex Pharmaceuticals, Inc.

3985 Research Park Drive

Ann Arbor, MI 48108

Re:	Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Pipex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 4,000,000 shares which are issuable pursuant to (i) the Company’s 2001 Stock Incentive Plan and (ii) the Company’s 2007 Stock Incentive Plan (hereinafter referred to as the “Plans”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that 4,000,000 shares of the Company’s common stock which may be issued under the Plans are duly authorized shares of the Company’s common stock, and when issued against receipt of the consideration therefore in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Lehman & Eilen LLP

Lehman & Eilen LLP